Filed pursuant to Rule
                                                        424(b)(3)
                                       Registration No. 333-72760

            Prospectus Supplement No. 9 to Prospectus

               Freeport-McMoRan Copper & Gold Inc.
                       FCX Investment Ltd.

                          $603,750,000
              8 1/4% Convertible Senior Notes due 2006

               Freeport-McMoRan Copper & Gold Inc.
            42,220,280 Shares of Class B Common Stock

                      ____________________

     This prospectus supplement relates to the resale by the selling securityholders listed below of 8 1/4% Convertible Senior Notes due 2006 of Freeport-McMoRan Copper & Gold Inc. and its wholly owned subsidiary, FCX Investment Ltd., and the shares of class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the notes. You should read this prospectus supplement together with the prospectus dated March 12, 2002, and the prospectus supplements No. 1 dated April 15, 2002, No. 2 dated April 29, 2002, No. 3 dated June 3, 2002, No. 4 dated June 28, 2002, No. 5 dated July 29, 2002, No. 6 dated September 3, 2002, No. 7 dated October 1, 2002, and No. 8 dated November 4, 2002, which are to be delivered with this prospectus supplement.

     The table below (1) sets forth additional and updated information with respect to the principal amount of notes owned by each selling securityholder, and the shares of common stock into which such notes are convertible, that may be offered under the prospectus and the prospectus supplements by the selling securityholders; and (2) supplements and, to the extent inconsistent with, amends both the table appearing in the section entitled "Selling Securityholders" beginning on page 43 of the prospectus and the tables set forth in the prospectus supplements. To the extent a selling securityholder is listed both in the table below and in any of the tables appearing in the prospectus and the prospectus supplements, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus and the prospectus supplements.

     The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act of 1933. Because the selling securityholders may offer all or some portion of the notes or the common stock to be offered by them, we cannot estimate the amount of any sales.


                           Principal                Number of Shares
                           Amount of     Percentage    of Common
                             Notes          of           Stock
Name of Selling            Owned and       Notes      That May Be
Securityholder              Offered     Outstanding     Sold (1)
------------------------   ----------   -----------  ------------
BTES - Convertible Arb      1,500,000          *        104,895

BTPO Growth vs. Value       6,000,000          *        419,580

Jefferies & Company, Inc    3,298,000          *        230,629


__________

*  Less than 1%

(1) The notes are convertible into shares of class B common stock at a conversion price (subject to adjustment) of $14.30 per share.

                      ____________________

     Investing in the notes involves significant risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

                      ____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      ____________________

  The date of this Prospectus Supplement is December 10, 2002.